                                                                      EXHIBIT 11

ITEM 6(A)(1) -- COMPUTATION OF PER SHARE EARNINGS (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 THREE MONTHS        NINE MONTHS
                                                                    ENDED               ENDED
                                                                 SEPTEMBER 30        SEPTEMBER 30
                                                               ----------------    ----------------
                                                                1995      1994      1995      1994
                                                               ------    ------    ------    ------
PRIMARY
  Average shares outstanding................................    7,072     6,884     7,001     6,831
  Net effect of dilutive stock options -- based on the
     treasury stock method using average market price.......    1,863     1,839     1,734     1,785
                                                               ------    ------    ------    ------
       Total................................................    8,935     8,723     8,735     8,616
                                                               ======    ======    ======    ======
  Net income................................................   $4,378    $3,986    $6,661    $5,723
  Preferred stock dividends.................................       (5)       (6)      (17)      (18)
                                                               ------    ------    ------    ------
  Net income applicable to common stock.....................   $4,373    $3,980    $6,644    $5,705
                                                               ======    ======    ======    ======
  Per share amount..........................................    $0.49     $0.46     $0.76     $0.66
FULLY DILUTED
  Average shares outstanding................................    7,072     6,884     7,001     6,831
  Net effect of dilutive stock options -- based on the
     treasury stock method using the period end price, if
     higher than average market price.......................    1,901     1,839     1,901     1,785
                                                               ------    ------    ------    ------
       Total................................................    8,973     8,723     8,902     8,616
                                                               ======    ======    ======    ======
  Net income................................................   $4,378    $3,986    $6,661    $5,723
  Preferred stock dividends.................................       (5)       (6)      (17)      (18)
                                                               ------    ------    ------    ------
  Net income applicable to common stock.....................   $4,373    $3,980    $6,644    $5,705
                                                               ======    ======    ======    ======
  Per share amount..........................................    $0.49     $0.46     $0.75     $0.66